UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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AQUA METALS, INC.
(Name of Registrant as Specified in Its Charter)

PHILOTIMO FUND, LP KANEN WEALTH MANAGEMENT, LLC DAVID L. KANEN ANTHONY AMBROSE ALAN B. HOWE PADNOS JEFFREY S. PADNOS S. SHARIQ YOSUFZAI
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Kanen Wealth Management, LLC, together with the other participants named herein (collectively, "Kanen"), has a preliminary filing with the Securities and Exchange Commission (the "SEC") of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of stockholders of Aqua Metals, Inc., a public company formed under the laws of Delaware (the "Company").

On April 11, 2018, Kanen issued the following press release:

KANEN FILES PRELIMINARY PROXY MATERIALS FOR THE ELECTION OF ITS SLATE OF HIGHLY QUALIFIED DIRECTORS AT AQUA METALS’ UPCOMING 2018 ANNUAL MEETING

Believes It is Critical for Aqua Metals to Immediately Retain a Credible and Qualified Interim CEO and Strongly Recommends Former Chief Commercial Officer Steve Cotton for This Role

Highlights Serious Concerns with the Company’s Significant Underperformance and Poor Corporate Governance Practices

Reiterates Desire to Work Constructively with Aqua Metals to Reconstitute the Board, But Believes Substantial Change is Required to Reverse the Recent, Drastic Underperformance and Fix the Company’s Governance

NEW YORK, NY – April 11, 2018 /PRNewswire/ -- Kanen Wealth Management, LLC (together with its affiliates, “Kanen”), a stockholder of Aqua Metals, Inc. (“Aqua Metals” or the “Company”) (NASDAQ: AQMS), with an ownership interest of approximately 8.0% of the Company’s outstanding shares, announced today that it filed preliminary proxy materials with the SEC seeking the election of its slate of director nominees to the Aqua Metals board of directors (the “Board”) at the upcoming 2018 Annual Meeting of Stockholders.

David Kanen, the managing member of Kanen Wealth Management, stated, “While we are pleased with the Company’s decision to implement a transition of Dr. Stephen Clarke from his current position as President, CEO and Chairman of the Board – something we had advocated for – we do not believe it is enough to reverse the alarming pattern of stockholder value erosion over the past year, during which time the stock is down over 85%. Ultimately, we believe that the Board is in dire need of a credible interim CEO and, in our view, Steve Cotton, the Company’s former CCO, has demonstrated that he can institute quick measures to ensure stockholder value creation during this next phase. During his time at Aqua Metals, Steve was instrumental in driving and establishing key partnerships with Interstate Battery System International, Inc. and Johnson Controls, which were tremendous steps forward for the Company. This led to a substantial increase in market value for Aqua Metals’ stockholders (which was later reversed under the incumbent leadership). His overall track record in the lead acid battery industry, coupled with his familiarity with the stockholder base, puts him in a unique position to create an immediate positive impact.”

Mr. Kanen continued, “As shareholders, we find ourselves at a critical juncture in Aqua Metals’ existence as a public company. We have no confidence in the current Board’s ability to right the ship on its own. It has always been our preference to work constructively with Aqua Metals to reach an amicable resolution for Board reconstitution, and we remain hopeful that we can avoid a costly proxy contest and arrive at a cooperation agreement that is in the best interests of all Aqua Metals stockholders. We cannot, however, accept anything less than the changes we believe are necessary to put the Company on the right path and reverse the recent and drastic underperformance.”

Kanen’s Director Nominees:

Anthony Ambrose, age 56, joined Data I/O Corporation on October 2012 and has served as President and Chief Executive Officer. Prior to Data I/O Corporation, Mr. Ambrose was Owner and Principal of Cedar Mill Partners, LLC, a strategy consulting firm from 2011 to 2012. From 2007 to 2011, he was Vice President and General Manager at RadiSys Corporation, a leading provider of embedded wireless infrastructure solutions, where he led three product divisions and worldwide engineering. At RadiSys Corporation, he established the telecom platform business and grew it to over $125M in annual revenues. Until 2007, he was general manager and held several other progressively responsible positions at Intel Corporation, a technology company, where he led development and marketing of standards based telecommunications platforms, and grew the industry standard server business to over $1B in revenues. Mr. Ambrose was appointed a director of Data I/O Corporation effective October 2012. He is a member of the EvergreenHealth Foundation Board of Trustees. Mr. Ambrose has a B.S. in Chemical Engineering from Princeton University.

Alan B. Howe, age 57, has served as co-founder and managing partner of Broadband Initiatives, LLC, a boutique corporate advisory and consulting firm, since 2001, and provides various strategic and operational consulting services to multiple corporate clients in that role. He served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc., a national broadband telecommunications company from May 2005 to October 2008. He served as Chief Financial Officer and Vice President of Corporate Development for Teletrac, Inc., a software as a service company and subsidiary of Fortive Corporation from April 1995 to April 2001. Previously, he held various executive management positions for Sprint Corporation, a telecommunications company (from December 1991 to April 1995), and Manufacturers Hanover Trust Company (n/k/a JPMorgan Chase & Co.), a banking and financial services company (from June 1987 to November 1991). He has served on the board of directors of Magicjack Vocaltec Ltd., an internet services provider, since April 2017; Chairman of Data I/O Corporation, a manufacturer of programming and automated device handling systems for programmable circuits, since 2013; Vice Chairman of the board of directors of Determine, Inc., a software as a service, source-to-pay and enterprise contract lifecycle management (ECLM) solutions provider, since 2009; a board member of Widepoint, a provider of telecommunications solutions, since 2017, and a board member of CafePress, a provider of online customizable products, since 2018. He has also served on a number of private and public boards including in the past five years former reporting companies Qualstar Corporation, a manufacturer of magnetic tape data storage products, from June 2013 to June 2014, and Urban Communications, a fiber telecommunications company, from June 2016 to November 2017. He has a M.B.A. in Finance from Indiana University and a B.S. – Business Administration and Marketing from University of Illinois.

David L. Kanen, age 52, has served as the Portfolio Manager and President of Kanen Wealth Management, LLC, an investment advisory firm,  since 2016. From 2012 to 2016, Mr. Kanen was the Senior Vice President of Investments of Aegis Capital Corporation, a  boutique investment bank and broker-dealer. Prior to that, from 2004 to 2012, he served as a Financial Advisor for a few financial firms, including Pointe Capital Management LLC, First Midwest and Williams Financial Group. He served as the Senior Vice president of Investments of A.G. Edwards & Sons, Inc., a securities broker-dealer and subsidiary of A.G. Edwards, Inc., from 1992 to 2004. He began his career in the financial services industry in 1988 where he worked as investment broker for David Lerner Associates, a securities broker-dealer, until 1992. He received his B.S. from Jacksonville University in 1988.

Jeffrey S. Padnos, age 69, has served as the Chairman of PADNOS, a provider of scrap processing and management services, since 2016. He joined the family-owned scrap processing and recycling business in 1979 and was promoted to President in 1988. Prior to his service at PADNOS, Mr. Padnos worked as a consultant for McKinsey and Company, a management consulting firm, from 1974 to 1978 where he spent four years with the international management consulting company in the Chicago and New York offices, working on a broad variety of engagements for leading US clients of the firm. He also worked at the New York City Environmental Protection Administration, from 1970 to 1972, where he worked with others to develop practical policies and legislation very early in the environmental movement and implemented the first trial runs in what has become the nation’s  largest  municipally-run recycling program. He has served on the boards of numerous organizations, including Wausau Insurance, Grand Rapids Symphony, the World Affairs Council, the Alliance for Health, and the Holland Chamber of Commerce. Mr. Padnos received his M.B.A. from Harvard Business School and his A.B. from Harvard College.

S. Shariq Yosufzai, age 65, was most recently the Vice President, Global Diversity for the Chevron Corporation (“Chevron”), a multinational energy corporation, from 2013 to March 2018. He held a number of positions at Chevron and its various affiliates, including Vice President (from 2010 to 2013); President of Chevron Global Marketing, a business unit within Chevron (from 2004 to 2010); Co-President of Chevron Products Company, North America, Chevron’s North America Refining & Marketing operations (from 2003 to 2004); and President of Chevron Texaco Global Lubricants (from 2001 to 2003). Prior to that, he worked at Caltex Corporation, a joint venture between Chevron and Texaco, Inc., as the Corporate Vice President, Caltex Corporation & President, Caltex Lubricants & New Business Development (from 2000 to 2001) and held a number of other senior level management positions at Caltex Corporation from 1998 to 2000. From 1991 to 1998, he worked at Texaco Inc., a subsidiary of Chevron, and served as the President of Texaco Lubricants Company from 1994 to 1998. As part of a joint enterprise between Texaco, Inc. and Saudi Aramco, Mr. Yosufzai was employed at Star Enterprise from 1988 to 1991 where he held a number of positions and prior to that began his career at Texaco, Inc., from 1975 to 1983. His past board memberships include Chairman of the Board of Directors of Caltex Lubricants Lanka Ltd.; Member of the Board of Directors of Caltex Australia Limited; and Member of the Management Committee of Star Enterprise. Mr. Yosufzai currently serves as Chair of the AIChE Foundation (The American Institute of Chemical Engineers) since November 2017, Chair of the Board of Directors of the California Chamber of Commerce and is an Executive Committee Member of the San Francisco Opera’s Board of Directors. He previously served as Chair of the Board of the Association of Former Students of Texas A&M. Mr. Yosufzai also serves as Executive Sponsor of Chevron’s University Partnership Program for the University of California, Berkeley, and Texas A&M University, and on the Advisory Board of Texas A&M’s Dwight Look College of Engineering and on the Chancellor’s Century Council of the Texas A&M University System. Named a Distinguished Graduate of the Chemical Engineering Department of Texas A&M University in 1998, in 1999 he became the first person to be honored by the school as both an Outstanding International Alumnus and a Distinguished Alumnus. In 2011, he served as Chair of the Board of the California Chamber of Commerce and was named an Outstanding Alumnus of the Dwight Look College of Engineering at Texas A&M. He attended Extensive Education schools at both Columbia University, Graduate School of Business at Arden House and McIntire School of Commerce, University of Virginia and received his B.S. in Chemical Engineering from Texas A&M University.

About Kanen Wealth Management, LLC

Kanen Wealth Management, LLC is a Florida-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Kanen invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all stockholders.

Investor contacts:

David L. Kanen, (631) 863-3100

www.kanenadvisory.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Kanen Wealth Management, LLC, together with the other participants named herein (collectively, "Kanen"), has a preliminary filing with the Securities and Exchange Commission (the "SEC") of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of stockholders of Aqua Metals, Inc., a public company formed under the laws of Delaware (the "Company").

KANEN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Philotimo Fund, LP ("Philotimo"), Kanen Wealth Management, LLC, David, L. Kanen, Anthony Ambrose, Alan B. Howe, PADNOS, Jeffrey S. Padnos and S. Shariq Yosufzai.

As of the date hereof, Mr. Kanen beneficially owns 2,283,678 shares of Common Stock of the Company. Mr. Kanen directly beneficially owns 116,082 shares of Common Stock of the Company. Philotimo beneficially owns 300,000 shares of Common Stock of the Company. Kanen Wealth Management, LLC beneficially owns 1,867,596 shares of Common Stock of the Company. Kanen Wealth Management, LLC as the general partner of Philotimo, may be deemed the beneficial owner of the 300,000 shares of Common Stock owned by Philotimo. Mr. Kanen, as the managing member of Kanen Wealth Management, LLC may be deemed the beneficial owner of the 1,867,596 shares of Common Stock owned by Kanen Wealth Management, LLC and the 300,000 shares of Common Stock owned by Philotimo. As of the date hereof, Mr. Padnos beneficially owns 318,000 shares of Common Stock of the Company. Mr. Padnos directly beneficially owns 118,000 shares of Common Stock of the Company. PADNOS beneficially owns 205,200 shares of Common Stock of the Company. Mr. Padnos, as the Chairman of PADNOS, may be deemed the beneficial owner of the 205,200 shares of Common Stock of the Company owned by PADNOS.

As of the date hereof, Messrs. Ambrose, Howe and Yosufzai do not directly or beneficially own any securities of the Company.